Exhibit 99.1
News Release

For Immediate Release
Philip Martens Named CEO of Novelis
Executive drives turnaround at global aluminum leader
ATLANTA, Feb.7, 2011 — The Board of Directors of Novelis Inc., led by Mr. Kumar Mangalam Birla as its Chairman, has named Philip Martens as President and Chief Executive Officer. Martens joined the company as President and Chief Operating Officer in May 2009.
“Phil Martens is an exceptional leader. Within a short time he has grasped the Aditya Birla Group’s philosophy of unrelenting value creation for its multiple stakeholders,” commented Mr. Birla. “He has driven the Novelis team from the front, energizing them and raising the bar of the organization in every way. Consequently, Novelis has successfully met the high performance standards that we had envisioned at the time of its acquisition and has earned Phil his elevation to CEO.”
Mr. D. Bhattacharya, Vice Chairman of the Board, added: “Phil Martens is a transformational leader. He has aggressively led a slew of initiatives that has transformed this $10 billion multinational into a world-class industry leader and produced definitive business results. We are proud to have him in our top management team.”
The announcement comes as Novelis’ performance shows dramatic improvement and the company’s influence grows in the global aluminum industry. Since joining the organization, Martens has introduced a number of initiatives designed to create a truly integrated, global company driven by a singular focus. These moves included a reorganization of the global management team, new best-practices in global financial reporting, new workplace safety protocols, across-the-board product price adjustments, capital investments in Brazil, Europe and Asia, strategic cost-reductions and a host of new contracts in the industries of automotive, packaging and consumer electronics. In December 2010, Novelis announced a historic $4.8 billion debt restructuring and a $1.7 billion return of capital to its parent company.
“This announcement is recognition for the entire Novelis organization, people who have worked diligently to deliver value in recent times,” said Martens. “I’m certain the best years of Novelis lie ahead, and it is an honor to lead this group of talented professionals.”
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in its 2010 fiscal year. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial and printing markets throughout North America, South America, Europe and Asia. Novelis is a subsidiary of Hindalco

Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
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Media Contact:	Investor Contact:
Charles Belbin +1 404 760 4120 charles.belbin@novelis.com	Isabel Janci +1 404 760 4164 isabel.janci@novelis.com

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